UNITED STATES
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SCHEDULE 14A
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the Securities Exchange Act of 1934

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Merck & Co., Inc.
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This filing consists of frequently asked questions and responses published on the Merck & Co., Inc. internal website on August 3, 2009.

Published in the Daily on August 3, 2009

Q.	Will we still close in the fourth quarter of 2009? How long does the full integration process take after we close?

A:
Integration planning is going very well, and we are still on track to close in the fourth quarter of this year. As for how long the integration process will take after the close of the merger, it varies from a few weeks to a few months to even a few years, depending on what is being integrated, the country involved, structural and legal considerations, and a variety of other factors.  For example, to meet commercial goals, a company typically would consider moving swiftly post merger to align its sales teams. Yet a company that is integrating multiple manufacturing sites might take much longer and go through a detailed process due to quality, production and environmental issues.

Q.	What happens if the vote is "no" at the August 7th special shareholders' meetings, when shareholders of each company vote on whether to merge Merck and Schering-Plough?

A.	We fully anticipate that the shareholders of both companies will approve the merger.

Q.           What is the emerging market strategy for the newly combined company?

A.
In December 2008, Merck outlined a goal to be in the top 5 in key emerging markets (China, India, Korea, Russia, Poland, Turkey and Brazil).  Given the anticipated growth rates of these markets over the next 5 years, it is essential that we win in this space.

The merger with Schering-Plough will accelerate our efforts in these critical markets by broadening our product portfolio and providing an opportunity to expand our commercial infrastructure.

Q.            What's happening with Remicade and J&J now?

A.           We are not able to comment about the Remicade arbitration with Johnson & Johnson.

Q.           What are our plans for the Schering-Plough Consumer Health unit?

A.            It will be integrated into the new Merck as of Day 1.

Q.	How is the merger with Schering-Plough going to help us with our pipeline, and help bring more Phase III drugs to market?

A:
Schering-Plough is an innovation-driven, science-centered global health care company.  Over the last 6 years, Schering-Plough has transformed into a strong competitor in the global pharmaceutical industry, including the successful move of drugs from pipeline to the marketplace.  Among the many benefits of combining the R&D expertise and scientific leadership from both companies are:

•	A significant increase in the number of potential medicines in Phase III development
•	A reinforcement of Merck's commitment to the cardiovascular therapeutic area, including the addition of Schering-Plough's thrombin receptor antagonist, a potential first-in-class antiplatelet therapy
•	Scientific strength in the treatment of HIV and HCV, including Schering-Plough's strong portfolio of HCV candidates, such as bocepravir
•	Numerous complementary products and pipeline candidates, in respiratory, oncology, neuroscience, and women's health among other key therapeutic areas

Q:	I recall hearing that Schering-Plough has 60 manufacturing sites. Why are we initiating a facility construction in Arecibo? Aren't there existing facilities or resources that can be used?

A:
Once the merger is complete, our manufacturing network will expand from 24 to 92 sites because of the additional 68 Schering-Plough sites. Despite this pending expansion, we are building in Arecibo because we need a unique facility for the preparation of new pharmaceutical products in the intermediate development phase -- that is, still in clinical testing and at a point where the company is working on determining how best to scale up and manufacture them. Investing in Arecibo provides the right solution at the right time, independent of the merger.

Q.	Many people are fearful that sites will close or their jobs will move to other locations. Why can't you tell us anything about the facilities decisions that are being made for the new Merck?

A.
We appreciate the questions and concerns employees have.  The Facilities Integration Team is moving as quickly as possible to identify and evaluate each of the Merck and Schering-Plough sites. Next, the team will develop a plan to best serve the needs of the combined company. The evaluation of these facilities and their future roles is a complicated process and will occur over time and in consultation with key stakeholders. Absolutely no actions on facilities will take place on or before Day 1.  As soon as we are able to share any facilities decisions, we will do so.

Q:	There could be different practices and interpretations between Merck’s and Schering-Plough’s compliance programs. How will we handle issues of compliance from Day 1 forward?

A.
We believe that both Merck and Schering-Plough share a common vision on issues of compliance and ethics.  Of course, there will be certain areas that will need increased planning and focus because of the merger.  The Integration Management Office, along with the Office of General Counsel and our business practices and compliance leadership, will provide appropriate guidance for compliance and ethics by Day 1.

Q:	When will the new organization be announced? Can you tell us what it might look like?

A.
Over the coming weeks, Dick Clark will be finalizing his views on the structure of the new Merck and the major organizations that will make up the new company, as represented on the Executive Committee.  He will then in turn identify his leadership team.  Once he has determined who that team is, those individuals will work on designing the high-level division and function structures for the company, and begin the process of selecting the next level of leaders.  These levels are commonly referred to as EC+1.   We expect to announce these leaders by late August.

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Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the proposed merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s and Schering-Plough’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the proposed merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the ability to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule; the actual terms of the financing required for the merger and/or the failure to obtain such financing; the failure of Schering-Plough or Merck stockholders to approve the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Merck’s and Schering-Plough’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s and Schering-Plough’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Merck and Schering-Plough undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2008 Annual Report on Form 10-K, Schering-Plough’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, the preliminary proxy statement filed by Merck on June 16, 2009 and each company’s other filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov).